Exhibit 99.1

Investors/Media:
(847) 279-6162
Investor.relations@akorn.com

AKORN NAMES DOUGLAS S. BOOTHE AS PRESIDENT AND CEO

LAKE FOREST, Ill., December 20, 2018 – Akorn, Inc. (NASDAQ: AKRX), today announced that Douglas S. Boothe has been named president and chief executive officer effective January 1, 2019, bringing deep pharmaceuticals expertise and a proven track record as Akorn looks forward to its next phase as an independent company committed to rebuilding shareholder value.

Boothe is an industry veteran with extensive accomplishments in the specialty, generic and over-the-counter pharmaceuticals business. He brings to Akorn a long history of senior level expertise in general management, strategy, sales and marketing, product selection, supply chain and business development in the US and global arenas.

Highlights among his many skills are the abilities to produce strong revenue growth for specialty and generic products and lead companies through challenging environments with key stakeholders. Boothe has overseen many successful new product development projects, regulatory reviews and approvals, paragraph IV litigations and commercial launches. He has also reinvigorated research and development, regulatory, compliance and supply chain platforms in his past roles.

Most recently, Boothe served as the president of the $600 million generics division of publicly held Impax Laboratories, which developed, manufactured and marketed bioequivalent pharmaceuticals and was acquired by Amneal Pharmaceuticals LLC in a reverse merger transaction in May 2018.

Prior to that Boothe was the executive vice president and general manager of Perrigo Company Plc, with responsibility for the approximately $1 billion U.S. pharmaceuticals business, which included generics and specialty pharmaceutical products. He also served as the CEO of Actavis Inc., the U.S. manufacturing and marketing division of Actavis Group, and held senior positions at Alpharma and Pharmacia Corp.

“My fellow board members and I are truly excited to welcome Doug to Akorn at this pivotal time for the company,” said Board of Directors Chairman Alan Weinstein. “After a comprehensive search, Doug quickly rose to the top of the list due to his proven track record in helping build businesses, navigate regulatory complexities and guide companies through competitive market environments.”

Boothe said: “I am excited and humbled with the opportunity to lead Akorn and our dedicated employees as we focus our energies toward expanding our offerings to customers, improving our financial performance and enhancing long-term shareholder value. Akorn and I are committed to manufacturing excellence and quality as we move forward.”

Boothe received his undergraduate degree from Princeton University and his MBA from the Wharton School of Business at the University of Pennsylvania.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes statements that may constitute "forward looking statements", including expectations to rebuild shareholder value and other statements regarding Akorn's goals and strategy. When used in this document, the words “will,” “anticipate,” "plan," "continue," “believe,” “estimate,” “intend,” “anticipate,” “could,” “expect” and similar expressions are generally intended to identify forward-looking statements. These statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. A number of important factors could cause actual results of Akorn and its subsidiaries to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to: (i) the effect of the Delaware court’s recent decision against Akorn on Akorn’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally, (ii) the risk that ongoing or future litigation related to the court’s decision may result in significant costs of defense, indemnification and/or liability, (iii) the outcome of the investigation conducted by Akorn with the assistance of outside consultants, into alleged breaches of FDA data integrity requirements relating to product development at Akorn and any actions taken by Akorn, third parties or the FDA as a result of such investigations, (iv) the difficulty of predicting the timing or outcome of product development efforts, including FDA and other regulatory agency approvals and actions, if any, (v) the timing and success of product launches, (vi) difficulties or delays in manufacturing, and (vii) such other risks and uncertainties outlined in the risk factors detailed in Part I, Item 1A, “Risk Factors,” of Akorn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (as filed with the Securities and Exchange Commission (“SEC”) on February 28, 2018) and in Part II, Item 1A, “Risk Factors,” of Akorn’s Quarterly Reports on Form 10-Q for the periods ended March 31, June 30, and September 2018 (as filed with the SEC on May 2, August 1, and November 6, 2018), and other risk factors identified from time to time in our filings with the SEC. Readers should carefully review these risk factors, and should not place undue reliance on our forward-looking statements. These forward-looking statements are based on information, plans and estimates at the date of this report. Akorn undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

About Akorn

Akorn, Inc. is a specialty generic pharmaceutical company engaged in the development, manufacture and marketing of multisource and branded pharmaceuticals. Akorn has manufacturing facilities located in Decatur, Illinois; Somerset, New Jersey; Amityville, New York; Hettlingen, Switzerland and Paonta Sahib, India that manufacture ophthalmic, injectable and specialty sterile and non-sterile pharmaceuticals. Additional information is available on Akorn’s website at www.akorn.com.